Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES INCREASED SALES AND PROFITABILITY FOR THE 2015 FOURTH QUARTER AND FISCAL YEAR

~ 4th Consecutive Quarter of Positive Comparable Store Sales Growth ~

~ Comparable Store Sales Increased 1.9% in Fourth Quarter and 3.1% in Full Year ~

~ Introduces Q1 Guidance of Diluted EPS of $0.02 to $0.04 Per Share

~ Expects Positive Comps and Operating Income Improving to Best Level Since 2008 ~

New York, New York — March 17, 2016 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 490 retail stores, today announced results for the fourth quarter and fiscal year ended January 30, 2016.

Gregory Scott, New York & Company’s CEO stated: “We finished the year strongly capping off another successful year of growth and continued progress toward our long term goals.  The fourth quarter was highlighted by increased sales, positive comparable sales, expansion in gross margin and a reduction in expenses.  Combined, this drove a $7.0 million improvement in GAAP operating income and a $1.1 million increase in non-GAAP adjusted net income versus the fourth quarter of 2014.”

“Our performance continues to demonstrate that our strategies are focused on making New York & Company a leading apparel destination by creating differentiated assortments with exclusive celebrity collections and sub-brands including the Eva Mendes Collection and Jennifer Hudson for Soho Jeans collection, by connecting more closely with our customers with high impact marketing and loyalty programs, by evolving our omni-channel capabilities so we are able to serve our customers wherever and whenever they choose to shop and by continuing to achieve our efficiency goals as we execute our Project Excellence cost reduction program.  These strategies drove four consecutive quarters of increased comparable store sales and a significant improvement in our profitability for the 2015 fiscal year and provide us with a great platform to continue our favorable momentum in fiscal 2016.”

Fourth Quarter Fiscal Year 2015 Results (13-weeks ended January 30, 2016 compared to the 13-weeks ended January 31, 2015):

•                  Net sales were $271.3 million, as compared to $267.4 million in the prior year.

•                  Comparable store sales increased 1.9% and total net sales increased by 1.5%.

•                  Gross profit as a percentage of net sales increased 10 basis points to 25.7% versus the fiscal year 2014 fourth quarter gross profit percentage of 25.6%. This improvement reflects a 130 basis point increase in product margins due to reduced product costs, a 110 basis point improvement in the leverage of buying and occupancy expense due to reductions in store occupancy costs and buying payroll offset by a 230 basis point increase in other cost of goods sold, principally shipping costs associated with the significant growth in the Company’s eCommerce sales.

•                  Selling, general and administrative expenses were $69.2 million, as compared to $74.7 million in the prior year period.  Excluding non-operating charges of $0.6 million and $6.4 million for the three months ended January 30, 2016 and January 31, 2015, respectively, selling, general and administrative expenses were $68.5 million, or 25.3% of net sales, as compared to $68.4 million, or 25.6% of net sales in the prior year.  The 30 basis point improvement in selling, general, and administrative expenses, excluding the non-operating charges, reflects reductions in performance-based compensation expenses and the reversal of amounts previously accrued, combined with decreases in marketing and payroll, partially offset by significant increases in variable expenses associated with the growth in eCommerce sales.

•                  GAAP operating results improved by $7.0 million to income of $0.6 million, as compared to the prior year’s fourth quarter GAAP operating loss of $6.4 million.  On a non-GAAP basis, excluding $0.6 million of non-operating charges, adjusted operating income was $1.3 million, an improvement of $1.3 million from the prior year’s non-GAAP breakeven operating results, which excluded $6.4 million of non-operating charges.

•                  GAAP net income for the fourth quarter of fiscal year 2015 was $0.1 million, or breakeven per diluted share.  This compares to the prior year’s GAAP net loss of $6.7 million, or a loss of $0.11 per diluted share.  On a non-GAAP basis, the Company’s fourth quarter 2015 adjusted net income was $0.7 million, or $0.01 per diluted share.  This compares to the prior year’s fourth quarter non-GAAP adjusted net loss of $0.4 million, or a loss of $0.01 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibits 5 and 6 of this press release, which delineate the non-operating charges for the three and twelve months ended January 30, 2016 and January 31, 2015, respectively. GAAP is defined as Generally Accepted Accounting Principles.

•                  Total quarter-end inventory decreased 6.4%, as compared to the end of last year’s fourth quarter, due to lower levels of inventory in-transit as the Company changed shipping terms with certain vendors to take title later in the supply chain, as well as transitioned its supply chain back to West Coast ports.  Inventory on-hand increased 6.2% as the Company positioned inventory for the Spring selling period.

•                  Capital spending for the fourth quarter of fiscal year 2015 was $5.8 million, as compared to $5.8 million in last year’s fourth quarter, primarily reflecting spend on the Company’s information technology infrastructure, due in large part to the expansion of its omni-channel strategy.

•                  The Company closed 18 New York & Company stores during the fourth quarter, ending the fiscal year with 490 stores, including 82 Outlet stores, and 2.5 million selling square feet in operation.

•                  The Company ended the quarter with $61.4 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

Full Fiscal Year 2015 Results (52-weeks ended January 30, 2016 compared to the 52-weeks ended January 31, 2015):

Net sales were $950.1 million for fiscal year 2015, as compared to $923.3 million for fiscal year 2014.  Comparable store sales increased 3.1%, as compared to a decrease of 1.0% in the prior fiscal year.  GAAP operating loss was $8.1 million. On a non-GAAP basis, adjusted operating loss was $0.3 million.  This compares to a GAAP operating loss of $15.6 million and a non-GAAP, adjusted operating loss of $6.4 million for fiscal year 2014.  Net loss was $10.1 million, or a loss of $0.16 per diluted share.  On a non-GAAP basis, adjusted net loss was $2.3 million, or a loss of $0.04 per diluted share. This compares to the prior fiscal year net loss of $16.9 million, or a loss of $0.27 per diluted share. On a non-GAAP basis, prior fiscal year adjusted net loss was $7.7 million, or a loss of $0.12 per diluted share.

Outlook:

Regarding expectations for the first quarter of fiscal year 2016, the Company is providing the following guidance:

•                  Net sales and comparable store sales are expected to increase by a low single-digit percentage.

•                  Gross margin is expected to increase in the range of 100 - 200 basis points from the prior year’s first quarter rate reflecting reductions in product costs and agent expenses resulting from the Company’s business reorganization program (Project Excellence) combined with reductions in buying payroll and improved leverage of occupancy costs, partially offset by increased shipping costs associated with the growing omni-channel business.

•                  Selling, general and administrative expenses are expected to decrease by approximately $2 million, as compared to the prior year’s first quarter, reflecting a shift in marketing expenses into the second quarter.  On a non-GAAP basis, excluding non-operating charges of $2.9 million from the prior year, the Company expects to improve the leverage of selling, general and administrative expenses by up to 50 basis points reflecting anticipated increases in performance-based compensation accruals and variable costs associated with the growing eCommerce business partially offset by the shift of approximately $2 million of marketing into the second quarter.

•                  Operating results on a GAAP basis for the first quarter of fiscal year 2016 are expected to improve by approximately $6 million to $7 million, as compared to a loss of $4.2 million in the prior year. On a non-GAAP basis, operating results are expected to improve to income of between $2 million and $3 million, resulting in the best operating performance in the first quarter in 8 years and anticipated diluted earnings per share in the range of $0.02 to $0.04.

Additional Outlook:

•                  Total inventory at the end of the first quarter is expected to increase in the low single-digit percentage range, reflecting higher levels of in-store inventory as we position inventory for the Mother’s Day and early summer selling period.

•                  Capital expenditures for the first quarter of fiscal year 2016 are projected to be between $4 million and $5 million, as compared to $6.7 million of capital expenditures in the first quarter of last year.

•                  Depreciation expense for the first quarter of fiscal year 2016 is estimated to be approximately $6 million.

•                  During the first quarter, the Company expects to close 2 New York & Company stores, and convert 50 New York & Company stores to new Outlet stores, ending the first quarter of fiscal year 2016 with approximately 488 stores, including 132 Outlet stores.

•                  For fiscal year 2016, the Company expects to open approximately 2 New York & Company stores, open 1 new Outlet store, remodel 5 New York & Company locations, convert 50 New York & Company locations to new Outlet stores, and close between 8 and 12 New York & Company stores, ending the fiscal year with between 481 and 485 stores, including 133 Outlet stores.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store are included in comparable store sales.

Conference Call Information

A conference call to discuss fourth quarter of fiscal year 2015 results is scheduled for today, Thursday, March 17, 2016 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 461-2024 and reference conference ID number 8054771 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on March 17, 2016 until 11:59 p.m. Eastern Time on March 24, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 8054771.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile. New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 490 stores in 41 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements, including statements made under “Outlook” and “Additional Outlook,” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) the Company’s ability to fully recognize the potential savings identified through Project Excellence; (vi) seasonal fluctuations in the Company’s business; (vii) the Company’s ability to anticipate and respond to fashion trends; (viii) the Company’s dependence on mall traffic for its sales; (ix) competition in the Company’s market, including promotional and pricing competition; (x) the Company’s ability to retain, recruit and train key personnel; (xi) the Company’s reliance on third parties to manage some aspects of its business; (xii) the Company’s reliance on foreign sources of production; (xiii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xv) the effects of government regulation; (xvi) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended January 30, 2016	% of net sales	Three months ended January 31, 2015	% of net sales
Net sales	$271,272	100.0%	$267,359	100.0%

Cost of goods sold, buying and occupancy costs	201,492	74.3%	198,983	74.4%

Gross profit	69,780	25.7%	68,376	25.6%

Selling, general and administrative expenses	69,158	25.5%	74,739	28.0%

Operating income (loss)	622	0.2%	(6,363)	(2.4)%

Interest expense, net of interest income	304	0.1%	292	0.1%

Income (loss) before income taxes	318	0.1%	(6,655)	(2.5)%

Provision for income taxes	234	0.1%	65	—%

Net income (loss)	$84	—%	$(6,720)	(2.5)%

Basic income (loss) per share	$0.00		$(0.11)

Diluted income (loss) per share	$0.00		$(0.11)

Weighted average shares outstanding:
Basic shares of common stock	63,233		62,933
Diluted shares of common stock	63,607		62,933

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	1.9%	(0.9)%
Net sales per average selling square foot (a)	$106	$102
Net sales per average store (b)	$544	$526
Average selling square footage per store (c)	5,125	5,153
Ending store count	490	504

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Twelve months ended January 30, 2016	% of net sales	Twelve months ended January 31, 2015	% of net sales
Net sales	$950,108	100.0%	$923,332	100.0%

Cost of goods sold, buying and occupancy costs	685,253	72.1%	673,557	72.9%

Gross profit	264,855	27.9%	249,775	27.1%

Selling, general and administrative expenses	272,960	28.8%	265,371	28.8%

Operating loss	(8,105)	(0.9)%	(15,596)	(1.7)%

Interest expense, net of interest income	1,227	0.1%	573	—%

Loss before income taxes	(9,332)	(1.0)%	(16,169)	(1.7)%

Provision for income taxes	737	0.1%	716	0.1%

Net loss	$(10,069)	(1.1)%	$(16,885)	(1.8)%

Basic loss per share	$(0.16)		$(0.27)

Diluted loss per share	$(0.16)		$(0.27)

Weighted average shares outstanding:
Basic shares of common stock	63,154		62,825
Diluted shares of common stock	63,154		62,825

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	3.1%	(1.0)%
Net sales per average selling square foot (a)	$372	$353
Net sales per average store (b)	$1,912	$1,825
Average selling square footage per store (c)	5,125	5,153

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)	January 30, 2016	January 31, 2015
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$61,432	$69,293
Restricted cash	—	1,509
Accounts receivable	8,208	7,406
Income taxes receivable	47	99
Inventories, net	87,777	93,791
Prepaid expenses	19,442	20,581
Other current assets	858	1,121
Total current assets	177,764	193,800

Property and equipment, net	88,831	84,374
Intangible assets	14,879	14,879
Deferred income taxes (a)	—	6,660
Other assets	1,986	1,541
Total assets	$283,460	$301,254
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$841	$866
Accounts payable	82,225	86,481
Accrued expenses	52,424	52,418
Income taxes payable	239	710
Deferred income taxes (a)	—	6,660
Total current liabilities	135,729	147,135

Long-term debt, net of current portion	12,326	13,258
Deferred rent	34,351	35,169
Other liabilities	7,283	6,333
Total liabilities	189,689	201,895

Total stockholders’ equity	93,771	99,359
Total liabilities and stockholders’ equity	$283,460	$301,254

(a)  In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which requires an entity to classify deferred tax liabilities and assets as non-current within a classified statement of financial position. On January 30, 2016, the Company adopted ASU 2015-17 prospectively. Prior periods were not retrospectively adjusted. The Company continues to maintain a valuation allowance against its deferred tax assets until the Company believes it is more likely than not that these assets will be realized in the future.

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	Twelve months ended January 30, 2016	Twelve months ended January 31, 2015
	(Unaudited)	(Audited)
Operating activities
Net loss	$(10,069)	$(16,885)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,181	27,315
Loss from impairment charges	327	911
Amortization of deferred financing costs	201	131
Share-based compensation expense	3,867	4,089
Changes in operating assets and liabilities:
Restricted cash	1,509	(1,509)
Accounts receivable	(948)	(380)
Income taxes receivable	52	—
Inventories, net	6,014	(10,312)
Prepaid expenses	1,139	560
Accounts payable	(4,256)	10,607
Accrued expenses	(417)	5,538
Income taxes payable	(471)	(365)
Deferred rent	(818)	(4,756)
Other assets and liabilities	338	(2,944)
Net cash provided by operating activities	20,649	12,000

Investing activities
Capital expenditures	(26,648)	(26,781)
Insurance recoveries	146	254
Net cash used in investing activities	(26,502)	(26,527)

Financing activities
Proceeds from issuance of long-term debt	—	15,000
Repayment of long-term debt	(1,000)	(250)
Payment of financing costs	(161)	(566)
Proceeds from exercise of stock options	16	299
Shares withheld for payment of employee payroll taxes	(297)	(284)
Principal payments on capital lease obligations	(566)	(102)
Net cash (used in) provided by financing activities	(2,008)	14,097

Net decrease in cash and cash equivalents	(7,861)	(430)
Cash and cash equivalents at beginning of period	69,293	69,723
Cash and cash equivalents at end of period	$61,432	$69,293
Non-cash capital lease transactions	$2,317	$2,267

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating income (loss), net income (loss), and earnings (loss) per diluted share for the three months ended January 30, 2016 and January 31, 2015 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges consisting primarily of consulting fees associated with Project Excellence, certain severance expenses, duplicative rent expense related to the relocation of the Company’s corporate headquarters, and certain legal expenses. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended January 30, 2016
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share

GAAP as reported	$69,158	$622	$84	$0.00
Adjustments affecting comparability
Consulting expense	24	24	24
Severance expense	636	636	636
Net reduction of BHQ moving expenses	(20)	(20)	(20)
Executive relocation expense	146	146	146
Reversal of legal expense accrual	(145)	(145)	(145)
Total adjustments (1)	641	641	641	0.01
Non-GAAP as adjusted	$68,517	$1,263	$725	$0.01

	Three months ended January 31, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$74,739	$(6,363)	$(6,720)	$(0.11)
Adjustments affecting comparability
Consulting expense	693	693	693
Severance expense	2,258	2,258	2,258
Duplicative rent expense — new BHQ office space	3,156	3,156	3,156
Legal expense	250	250	250
Total adjustments (1)	6,357	6,357	6,357	0.10
Non-GAAP as adjusted	$68,382	$(6)	$(363)	$(0.01)

(1)  The tax effect of $0.6 million and $6.4 million of expenses during the three months ended January 30, 2016 and January 31, 2015, respectively, is offset by a full valuation allowance against deferred tax assets.

Exhibit (6)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating loss, net loss and loss per diluted share for the twelve months ended January 30, 2016 and January 31, 2015 is indicated below. This information reflects, on a non-GAAP adjusted basis, the Company’s operating results after excluding certain non-operating charges consisting primarily of consulting fees associated with Project Excellence, certain severance expenses, duplicative rent expense related to the relocation of the Company’s corporate headquarters, and charges related to a settlement of a wage and hour class action lawsuit in the state of California. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Twelve months ended January 30, 2016
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$272,960	$(8,105)	$(10,069)	$(0.16)
Adjustments affecting comparability
Consulting expense	3,129	3,129	3,129
Severance expense	2,213	2,213	2,213
Net reduction of BHQ moving expenses	(124)	(124)	(124)
Executive relocation expense	146	146	146
Legal expense	2,452	2,452	2,452
Total adjustments (1)	7,816	7,816	7,816	0.12
Non-GAAP as adjusted	$265,144	$(289)	$(2,253)	$(0.04)

	Twelve months ended January 31, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$265,371	$(15,596)	$(16,885)	$(0.27)
Adjustments affecting comparability
Consulting expense	1,693	1,693	1,693
Severance expense	2,989	2,989	2,989
Duplicative rent expense — new BHQ office space	4,118	4,118	4,118
Executive recruiting expense	102	102	102
Legal expense	250	250	250
Total adjustments (1)	9,152	9,152	9,152	0.15
Non-GAAP as adjusted	$256,219	$(6,444)	$(7,733)	$(0.12)

(1)  The tax effect of $7.8 million and $9.2 million of expenses during the twelve months ended January 30, 2016 and January 31, 2015, respectively, is offset by a full valuation allowance against deferred tax assets.